UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 3, 2015

Date of Report (Date of earliest event reported)

YuMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36039	27-0111478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1204 Middlefield Road, Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 591-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On July 3, 2015, the Board of Directors (the “Board”) of YuMe, Inc. (the “Company”) elected Craig I. Forman, effective immediately, as a Class III director and a member of the Board’s Compensation Committee and Nominating and Governance Committee.

Mr. Forman, age 53, is a private investor, entrepreneur, and board member for public and private technology and media companies. Mr. Forman has servced as a member of the board of directors of Digital Turbine, Inc. since its March 2015 acquisition of Appia, Inc., a mobile-applications technology company where Mr. Forman had served as executive chairman since August 2011. Mr. Forman has also served on the board of Yellow Pages Ltd., a Canadian publisher of print and digital business directories, since January 2012 and on the board of McClatchy Co., a U.S. publisher of print and digital newspapers, and other media and advertising products, since July 2013. Mr. Forman served as executive chairman of WHERE, Inc., a leading mobile-advertising technology network acquired by eBay Inc., in 2011. Mr. Forman has also served as a telecommunications and technology industry executive, most recently as President of EarthLink Inc.’s consumer access and audience division, until 2009. Prior to joining EarthLink, Mr. Forman served as the vice president and general manager for Yahoo! Inc.’s media and information divisions, overseeing Yahoo! News, Yahoo! Sports and Yahoo! Finance. Prior to joining Yahoo, Mr. Forman led internet and new media divisions at Time Warner, was vice president for product management at the search engine Infoseek, and was director and editor of international business information services for Dow Jones. Mr. Forman began his career as a foreign correspondent and editor for The Wall Street Journal. He worked as a deputy bureau chief in the Journal’s London bureau and later served as bureau chief in the newspaper’s Tokyo bureau.

Mr. Forman holds an AB degree from the Woodrow Wilson School of Public & International Affairs of Princeton University and a Masters of Law from Yale Law School.

In connection with his appointment to the Board, Mr. Forman received restricted stock units representing the right to acquire 32,894 shares of the Company’s common stock under the terms and conditions of the Company’s 2013 Equity Incentive Plan.  The restricted stock units will vest annually over a three year period, provided that Mr. Forman continues to serve on the Board at the time of vesting.

Mr. Forman will also be entitled to a pro-rated portion of the applicable board retention and committee fees under the Company’s non-employee director compensation guidelines, based upon his service prior to the Company’s 2016 annual meeting of stockholders. Mr. Forman shall thereafter receive fees for services as a Board and committee member pursuant to the Company’s non-employee director compensation guidelines, as updated from time to time by the Board. The Company also intends to enter into its standard form of indemnification agreement with Mr. Forman.

Director Departures

On July 3, 2015, Ping Li and David Weiden notified the Board of their resignations from the Board and the committees on which they serve effective immediately. Messrs. Li and Weiden’s resignations did not involve any disagreement on any matter related to the Company’s operations, policies or practices.

A copy of the news release issued by the Company on July 6, 2015 announcing Mr. Forman’s appointment to the Board and Messrs. Li and Weiden’s resignation from the Board is attached hereto as Exhibit 99.1.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

The Company hereby furnishes the following exhibits:

Exhibit Number	Description
99.1	News release of YuMe, Inc. dated July 6, 2015, announcing the appointment of a new director and the resignation of two directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YuMe, Inc.

/s/ Paul Porrini
Paul Porrini
Executive Vice President, General Counsel and Secretary
Dated: July 6, 2015

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release dated July 6, 2015